Exhibit 2

                    AGREEMENT AND PLAN OF REORGANIZATION

     AGREEMENT AND PLAN OF REORGANIZATION, dated as of April 1, 1996, by and among HALIFAX CORPORATION, a Virginia corporation ("Parent"), CMSA ACQUISITION CORPORATION, a Virginia corporation and a wholly-owned subsidiary of Parent ("Sub"). CMS AUTOMATION, INC., a Virginia corporation (the "Target") (Sub and Target being hereinafter collectively referred to as (the "Constituent Corporations") and those individuals who are shareholders of the Target on the Closing Date ("Shareholders").

                                  RECITALS

     A. The Boards of Directors of Parent, Sub and Target have approved the acquisition of Target by Parent.

     B. The Boards of Directors of Parent, Sub and Target have approved the merger of Target into Sub (the "Merger"), pursuant to this Agreement and Plan of Reorganization and the transactions contemplated hereby, in accordance with the applicable provisions of the statutes of the State of Virginia, which permit such Merger.

     C. For federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of
     Section 368(a) of the Internal Revenue Code of 1986, as amended
     (the "Code").

     D. Each of the parties to this Agreement desires to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions thereto.

                                 AGREEMENT

     Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                 ARTICLE I

                                 THE MERGER

     1.1  The Merger.

     (a) At the Effective Time (as deemed in Section 1.2) and subject to the terms and conditions of this Agreement, Target shall be merged into Sub and the separate existence of Target shall thereupon cease, in accordance with the applicable provisions of the General Corporation Law of the State of Virginia (the VGCL").

     (b) Sub will be the surviving corporation in the Merger, sometimes referred to herein as the "Surviving Corporation") and will continue to be governed buy the laws of the State of Virginia, and the separate corporate existence of Sub and all of its rights, privileges, immunities and franchises, public or private, and all its duties and liabilities as a corporation organized under the VGCL will continue unaffected by the Merger.


     (c)  The Merger will have the effects specified by the VGCL.

     1.2 Effective Time. As soon as practicable following fulfillment or waiver of the conditions specified in Article VII hereof, and provided that this Agreement has not been terminated or abandoned pursuant to Article IX hereof, the surviving corporation (Parent) will cause Articles of Merger (the "Articles of Merger") to be filed with the office of the State Corporation Commission of the State of Virginia. Subject to and in accordance with the law of the State of Virginia, the Merger will become effective April 1, 1996 (the "Effective Time"). Each of the parties will use its best efforts to cause the Merger to be consummated as soon as practicable following the fulfillment or waiver of the conditions specified in Article VII hereof.

                                 ARTICLE II

                         THE SURVIVING CORPORATION
     2.1  Certificate of Incorporation.  The Certificate of
     Incorporation of Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Time.

     2.2 Bylaws. The Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving
     Corporation after the Effective Time.

     2.3 Board of Directors. From and after the Effective Time, the Board of Directors of Sub shall be the Board to Directors of the Surviving Corporation which shall include Thomas L. Mountcastle who shall also be elected as a vice president of Parent.

                                ARTICLE III

                               PLAN OF MERGER

     3.1 Conversion of Target Shares in the Merger. Pursuant to this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of Target; each issued and outstanding share of Target Common Stock, other than Target Dissenting Shares (as defined in Section
     3.4 hereof), shall be converted into, and become exchangeable for, the number of shares of validly issued, fully paid and nonassessable common stock of Parent ("Parent Common Stock") equal to the Conversion Ratio. In this Agreement, the term "Conversion Ratio" means a fraction, the numerator of which is equal to 139,630 and the denominator of which is equal to the sum of the number of shares of Target Common Stock issued and outstanding as of the Closing plus the number of shares that would be represented by the conversion of $450,000 of debt to equity. In this regard, prior to Closing, Shareholders who hold promissory notes of the Target in the amount of $450,000 (hereafter sometimes separately referred to as "Converting Shareholders") shall convert the notes to Target equity. The consideration referred to in this Section 3.1, together with any cash payments in lieu of fractional shares as provided herein, and the Contingent Additional Purchase Price Consideration set forth in Section 3.6 hereof is hereinafter referred to as the "Merger Consideration."

     3.2 Status of Sub Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of Sub, each issued and outstanding share of common stock of Sub shall continue unchanged and remain outstanding as a share of common stock of the Surviving
     Corporation.

     3.3 Exchange of Company Capital Stock Certificates. (a) On or prior to the Closing Date, Parent shall deposit with the Escrow Agent (as that term is defined below) the certificates representing shares of Parent Common Stock required to effect the exchange referred to in Section 3.3(b) below. Parent shall also deposit with the Escrow Agent the cash payment in lieu of fractional shares referred to in Section 3.3(d) below. Shares of Parent Common Stock into which shares of Target Common Stock shall be converted in the Merger shall be deemed to have been issued at the Effective Time and the Shareholders shall have full voting rights with respect to such shares immediately following the Effective Time. In addition, the Shareholders shall be entitled to receive any dividends or other distributions with a record date after the Effective Time.

     (b) From and after the Effective Time, each holder of a certificate which immediately prior to the Effective Time represented outstanding shares of Target Common Stock, other than shares with respect to which dissenters' rights, if any, are granted by reason of the Merger under the VGCL, shall be entitled to receive in exchange therefor, upon delivery thereof to Williams, Mullen, Christian & Dobbins (the "Escrow Agent"), and following the period of the Escrow, a certificate or certificates representing the number of whole shares of Parent Common Stock into which such holder's shares of Target Common Stock were converted pursuant to Section 3.1 and cash in lieu of any fractional shares of such Parent Common Stock pursuant to Section 3.3(d). From and after the Effective Time, Parent shall be entitled to treat the certificates which immediately prior to the Effective Time represented shares of Target Common Stock and which have not yet been surrendered for exchange as evidencing the ownership of the number of full shares of Parent Common Stock into which the shares of Target Common Stock represented by such certificates shall have been converted pursuant to Section 3.1, notwithstanding the failure to surrender such certificates. However, notwithstanding any other provision of this Agreement, until holders or transferees of certificates which immediately prior to the Effective Time represented shares of Target Common Stock have surrendered them for exchange as provided herein, no dividends shall be paid with respect to any shares represented by such certificates and no payment for fractional shares shall be made. Such dividends or other distributions with a record date after the Effective Time shall be held by the Escrow Agent in trust for the benefit of such holders of undelivered certificates. Upon surrender of a certificate which immediately prior to the Effective Time represented outstanding shares of Target Common Stock, there shall be paid to the holder of such certificate the amount of any dividends which theretofore became payable, but which were not paid by reason of the foregoing, with respect to the number of whole shares of Parent Common Stock represented by the certificate or certificates issued upon such

     (c) As soon as practicable after the Effective Time, the Escrow Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Target Common Stock (collectively, the "Target Certificates") (i) a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Target Certificates shall pass, only upon actual delivery of Target Certificates to the Escrow Agent) and (ii) instructions for use in effecting the surrender of Target Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of Target Certificates for cancellation to the Escrow Agent, together with a duly executed letter of transmittal and such other documents as the Escrow Agent shall reasonably require and following the period of the Escrow, the holder of such Target Certificates shall receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock into which the shares of Target Common Stock represented by Target Certificates so surrendered shall have been converted pursuant to the provisions of Section 3.1 less any adjustments pursuant to
     Section 4.5 hereof, and Target Certificates so surrendered shall forthwith be canceled. Notwithstanding the foregoing, neither the Escrow Agent nor any party hereto shall be liable to a holder of shares of Target Common Stock for any shares of Parent Common Stock or dividends or distributions thereon delivered to a public official pursuant to applicable escheat laws.

     (d) Notwithstanding any other provision of this Agreement, no certificates or scrip for fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Target Certificates pursuant to this Article III in the Merger and no Parent Common Stock dividend, stock split or interest shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any other rights of a security holder. In lieu of any such fractional shares, each holder of Target Common Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of Target Certificates for exchange pursuant to this Article III, shall be entitled to receive from the Escrow Agent a cash payment in lieu of such fractional share equal to such fraction multiplied by the Valuation Price of $7.00 per share of Parent Common stock.

     3.4 Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement or the Merger Agreement, holders of shares of Target Common Stock with respect to which dissenters' rights, if any, are granted by reason of the Merger under the VGCL and who do not vote in favor of the Merger and otherwise comply with the VGCL ("Target Dissenting Shares"), shall not be entitled to shares of Parent Common Stock pursuant to Section 3.1, unless and until the holder thereof shall have failed to perfect or shall have effectively withdrawn or lost such holder's right to dissent from the Merger under the VGCL, and shall be entitled to receive only the payment provided for pursuant to the VGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder's dissenters' rights under the VGCL, such holder's Target Dissenting Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration.

     3.5 Closing of Transfer Books. From and after the Effective Time, the stock transfer books of Target shall be closed and no transfer of shares of Target Common Stock shall thereafter be made. If, after the Effective Time, Target Certificates are presented to Parent, they shall be canceled and exchanged for the Merger Consideration in accordance with the procedures set forth in this Article III.

     3.6 Contingent Additional Purchase Price Consideration. (a) In addition to the Parent Common Stock transferred to Shareholders at Closing, on or before May 31, 1997, 1998, and 1999, Parent shall deliver to the Shareholders shares of Parent Common Stock having a value, as determined by the then current market value of the Parent Common Stock, equal to one-third of the net after tax income of Sub (Formerly Target) operating as a wholly owned subsidiary of Parent for each of the tax years ending March 31, 1997, 1998 and 1999. Such additional shares of Parent Common Stock shall be distributed among the Shareholders on a pro rata basis, based on the Shareholders holdings as of the date of Closing and set forth in Exhibit A hereto; provided, however, that for the purposes of determining a Shareholder's pro rata share, any shares of Target received by such Shareholders as a result of converting a promissory note into equity of Target prior to the Merger pursuant to Article III hereof shall not be included. For the purposes of this paragraph only, the first period for calculating the additional consideration shall commence January 1, 1996 and continue through March 31, 1997. The two remaining periods shall consist of twelve month intervals beginning April 1, 1997 and April 1998, respectively. Notwithstanding the foregoing, the parties hereto agree that (i) for the purposes of determining the additional shares of Parent Common Stock due to the Shareholders for the period ending March 31, 1997, the fair market value of the Parent Common Stock shall be deemed to be $7.00 per share and (ii) for the purposes of determining the additional shares of Parent Common Stock due to the Shareholders for the periods ending March 31, 1998 and 1999, the fair market value of the Parent Common Stock shall not exceed $10.00 per share or be less than $6.00 per share. Notwithstanding anything contained herein to the contrary, in the event that a distribution of shares of Parent Common Stock pursuant to this
     Section 3.6, in combination with shares previously distributed pursuant to Article III, would increase the number of outstanding shares of Parent Common Stock by more than 20.0% of the number of outstanding shares of Parent Common Stock outstanding immediately before the Closing, Parent may deliver in lieu of additional shares of Parent Common Stock, to the Shareholders a cash payment equal to the value of the shares of Parent Common Stock they would have received pursuant hereto.

     (b) Sub's after-tax net income shall be determined by Parent's accounting firm. For purposes of calculating the Contingent
     Additional Purchase Price Consideration the following factors will be in effect:

          (i) Sub's tax liability will be calculated as if Sub was an independent entity and the tax rate of the Sub will be no more than Parent's overall corporate tax rate.

          (ii) Sub will get the benefit of any allowable tax-loss carry forward from Target.

          (iii) For purposes of calculating additional consideration none of the Parent corporate overhead will be assigned to Sub other than costs transferred from Sub to Parent.

          (iv)  Only Sub operating debt will be assigned to Sub.

          (v) Future acquisitions of similar companies will not affect additional consideration calculations.

     (c) Parent shall notify the Shareholders in writing no later than May 31 of each year of the accountant's determination of Sub's after-tax net income and of the number of additional shares, if any, that the Shareholders are entitled to receive. Such notice shall include a copy of the accountants calculations. The Shareholders shall then have 30 days to deliver to Parent a written notice disputing the accountant's calculations. In the event the Shareholders deliver such a notice, such dispute shall be submitted for arbitration in accordance with Section 10.8 hereof.

     3.7 Closing. The closing (the "Closing") of the transactions contemplated by this Agreement shall take place (a) at the offices of Target at 10:00 a.m., local time on April l, 1996, or the second business day immediately following the date on which the last of the conditions set forth in Article VII hereof is fulfilled or waived, or (b) at such other time and place and on such other date as Parent and Target shall agree (the "Closing Date").

                                 ARTICLE IV

                             FURTHER AGREEMENTS
     4.1  Non-Competition Agreement. At or prior to the Closing,
     Thomas L. Mountcastle, as a continuing employee of Sub, shall execute a non-competition agreement (the "Agreement Not to Compete") substantially in the form attached as Exhibit B hereto.

     4.2 Continuity of Interest Agreement. At or prior to the Closing, Shareholders, (including Converting Shareholders to the extent of the number of shares held by them prior to conversion under Section 3.1) Sub and Parent shall execute a continuity of interest agreement ("Continuity of Interest Agreement") substantially in the form attached as Exhibit C hereto.

     4.3 Employment Agreement. At or prior to Closing, Parent, Sub and Thomas L. Mountcastle shall execute an employment agreement ("Employment Agreement) substantially in the form attached as Exhibit D hereto with such additional terms and conditions as may be mutually agreed.

     4.4 Delivery into Escrow. Prior to or at the Closing, each of Parent and Shareholders shall execute an Escrow Agreement ("Stock Escrow Agreement") substantially in the form attached as Exhibit E hereto, and shall cause the Escrow Agent, as such term is defined in the Escrow Agreement, to execute the Escrow Agreement and at the Effective Time, the shares of Parent Common Stock and cash which Shareholders are entitled to receive pursuant to
     Article III hereof shall instead be delivered on behalf of Shareholders to the Escrow Agent together with duly executed stock powers by Shareholders.

     4.5 Post-Closing Adjustments. (a) For the purpose of this Agreement, the "Net Book Value" shall be the amount by which the aggregate book amount of the total assets of Target, as determined in accordance with this Section 4.5 and as shown on the Closing Balance Sheet (as hereinafter defined in Section 4.5(b)) exceeds the aggregate book amount of the total liabilities of Target, as determined in accordance with this
     Section 4.5 and as shown on the Closing Balance Sheet. With regard to the valuation of inventory in determining Net Book Value, Parent personnel will independently determine line item valuation on the basis of the lesser of cost or market value and commit to said valuation prior to Closing which shall not be subject to change during the post-closing audit.

     (b) The Net Book Value shall be determined in U.S. Dollars from statements of total assets and total liabilities of Target as of the date of Closing (The "Closing Balance Sheet"). The Closing Balance Sheet shall be prepared by Shareholders.

     (c) The Closing Balance Sheet shall be prepared in accordance with United States Generally Accepted Accounting Principles ("GAAP") applied on a basis consistent with those applied in the preparation of the Financial Statements as defined in Section 5.3(d) hereof (to the extent that the principles applied in the preparation thereof were in accordance with GAAP).

     (d) Shareholders shall use their best efforts to cause the Closing Balance Sheet to be delivered to Parent no later than five (5) days after Closing.

     (e) Parent shall have sixty (60) days after receipt by it of the Closing Balance Sheet (the "Dispute Period") to have the accounting firm of Ernst & Young ("Accountant") conduct an audit and dispute any of the elements of such Closing Balance Sheet (a "Dispute"). If Parent does not give written notice of a Dispute (a "Dispute Notice") to Shareholders within the Dispute Period, such Closing Balance Sheet shall be deemed to have been accepted by Parent in the form in which it was delivered by Shareholders and shall be final and binding upon the parties in the absence of fraud or manifest error and the Escrow Agent shall immediately release the Merger Consideration to the Shareholders. In the event Parent does not agree with any amount or element reflected on the Closing Balance Sheet, based upon the aforesaid audit, Parent shall give the Shareholders, and the Escrow Agent written notice thereof within such 60 day period and the Escrow Agent shall continue to hold the Merger Consideration escrow. Such written notice shall include a copy of the Accountant's determination of the Dispute and shall constitute a written demand by Parent for the amount set forth in Section 4.5(f) hereof. Following delivery of Sub Notice, the Shareholders shall have twenty (20) days to notify Parent and the Escrow Agent that they dispute the Accountant's determination. In the event the Shareholders deliver such a Notice, such dispute shall be submitted for arbitration in accordance with Section 10.8 hereof and the Escrow Agent shall continue to hold the Merger Consideration. In all other cases the Accountant's determination shall be final and binding. Following the resolution of any Disputes, the Closing Balance Sheet shall be revised to reflect such resolution. Following such resolution, or, if there are no Disputes, following the expiration of the Dispute Period, the Closing Balance Sheet shall be deemed to reflect the actual Net Book Value of Target.

     (f) In the event that following the resolution of any Dispute, the Net Book Value as reflected on the Closing Balance Sheet is less than $977,520, then Escrow Agent shall release to Parent shares of Parent Common Stock held in accordance with those terms of the Escrow Agreement applicable to this Section 4.5(f). The amount of Parent Common Stock released to the Parent shall be calculated by dividing the Net Book Value deficiency by the Valuation Price of $7.00. The Escrow Agent shall release the remainder of the merger consideration to the Shareholders. The obligation to make payments pursuant to this Section 4.5 is independent of, and in addition to, the indemnity obligations set forth in Article VIII of this Agreement, and will not in any way be subject to the limitations referred to in Section 8.5 hereof.


                                 ARTICLE V

                       REPRESENTATIONS AND WARRANTIES

     5.1 General Statement. The parties make the representations and warranties to each other which are set forth in this Article V. The survival of all such representations and warranties shall be in accordance with Section 10.1 hereof. All representations and warranties of the parties are made subject to the exceptions which are noted in the respective schedules delivered by the parties to each other concurrently herewith and identified as, in the case of Section 5.2, the Parent Disclosure Schedule," and in the case of Section 5.3, the "Target Disclosure Schedule. " Copies of all documents referenced in the Parent Disclosure Schedule (other than documents filed by the Parent with the Securities and Exchange Commission pursuant to the Securities Act of 1933 as amended (the "Securities Act") or the Securities Exchange Act of 1934, as amended (the "Exchange Act")) or Target Disclosure Schedule shall be attached thereto.

     5.2 Representations and Warranties of Parent and Sub. Parent and Sub jointly and severally represent and warrant to Target, as of the Date hereof and at the Effective Time, as follows:
     (a) Organization, Standing and Power. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, has all requisite corporate power and corporate authority to own, lease, and operate its properties and to carry on its businesses as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which a failure to so qualify would have a material adverse effect on the business, operations, assets, condition, results of operations or prospects ("Business Condition") of Parent and its Subsidiaries taken as a whole. Parent has made available to Target complete and correct copies of the Certificate of Incorporation and Bylaws of Parent and the Articles of Incorporation and Bylaws of Sub as amended to the date hereof.

     (b) Capital Structure. As of the date hereof, the authorized capital stock of Parent consists of 3,000,000 shares of Parent Common Stock. At the close of business as of February 29, 1996, 1,172,262 shares of Parent Common Stock were outstanding, 60,000 shares of Parent Common Stock were reserved for issuance pursuant to outstanding options under the Parent Key Employee Stock Option Plan (the Stock Option Plan") and 299,686 shares of Parent Common Stock were held by Parent in its treasury. All outstanding shares of Parent Common Stock are validity issued, fully paid, nonassessable and not subject to preemptive rights created by statute, Parent's Certificate of Incorporation or Bylaws or any agreement to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries may be bound, except pursuant to the Stock Option Plan. The shares of Parent Common Stock issuable upon the Merger are duly authorized and reserved for issuance and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid, nonassessable and free of preemptive rights. As of the date hereof, the authorized capital stock of Sub consists of 1,000 shares of Common Stock, all of which are validity issued, fully paid and nonassessable and owned by Parent. Except for the shares listed above issuable pursuant to the Stock Option Plan, there are no options, warrants, calls, conversion rights, commitments, or agreements of any character to which Parent or any Subsidiary of Parent is a party or by which any of them may be bound obligating Parent or any Subsidiary of Parent to issue, deliver or sell, or cause to be issued, delivered or sold additional shares of the capital stock of Parent or of any Subsidiary of Parent or obligating Parent or Subsidiary of Parent to grant, extend, or enter into any such option, warrant, call, conversion right, commitment or agreement. Parent is the owner of all outstanding shares of capital stock of each of its Subsidiaries and all such shares are duly authorized, validly issued, fully paid and nonassessable.

     (c) Authority. Parent and Sub have all requisite corporate powers and corporate authority to enter into this Agreement and, subject to approval of this Agreement by the stockholders of Sub, to consummate the transactions contemplated hereby and thereby. Subject to such approval by the stockholders of Sub, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by Parent and constitutes valid and binding obligations of Parent enforceable in accordance with its respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors' rights, subject to general equity principles and to limitations on availability of equitable relief, including specific performance, and subject to public policy limitations on the enforceability of indemnity provisions. Subject to satisfaction of the conditions set forth in Article VII, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under (i) any provision of the Articles of Incorporation or Bylaws of Parent or any of its Subsidiaries or (ii) any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or their respective properties or assets, other than any such conflicts, violations, defaults, terminations, cancellations or accelerations which individually or in the aggregate would not have a material adverse effect on the Business Condition of Parent and its Subsidiaries taken as a whole. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (a "Government Entity"), is required by or with respect to Parent in connection with the execution or delivery of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, except for (i) the filing of the Articles of Merger with the State Corporation Commission of Virginia, and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business and (ii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a material adverse effect on the Business Condition of Parent and its Subsidiaries taken as a whole.

     (d) SEC Documents; Parent Financial Statements. Parent has made available to Target true and complete copies of the most recent statement, report, registration statement (without exhibits) and definitive proxy statement filed by Parent with the SEC since its initial public offering (the "Parent SEC Documents"). As of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents (The "Parent Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present the consolidated financial position of Parent at the dates thereof and the consolidated results of their operations and consolidated cash flows for the period then ended (subject, in the case of unaudited statements, to normal, recurring adjustments and provided that in the case of unaudited statements, the accounts receivable are collectible in the amounts shown thereon and inventories are not subject to write down except in either case in an amount not material or for which Parent has provided adequate reserves). The unaudited consolidated balance sheet at December 31, 1995, and the related unaudited statements of operations, shareholders' equity and cash flows for the nine month period ended December 31, 1995 in each case for Parent and its Subsidiaries (the Parent December 31, 1995 Financial Statements") have been prepared in accordance with generally accepted accounting principles consistently applied throughout the period indicated (subject to normal recurring adjustments and such statements do not include full footnotes, but do include footnotes as required by Form 10-Q) and fairly present the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and consolidated cash flows for the periods then ended.

     (e) Absence of Certain Changes. Since December 31, 1995, Parent and its Subsidiaries have conducted their respective businesses in the ordinary course and there has not occurred any material adverse change in the Business Condition of Parent or its Subsidiaries taken as a whole.

     (f) No Violations. The businesses of Parent and its Subsidiaries are not being conducted in violation of any applicable law, rule or regulation, judgment, decree or order of any Governmental Entity except for any violations which, individually or in aggregate, have not had and will not have a material adverse effect on the Business Condition of Parent and its Subsidiaries, taken as a whole. There are no judgments or outstanding orders, injunctions, decrees, stipulations or awards "whether rendered by a court or administrative agency or by arbitration) against Parent or any Subsidiary of Parent or against any of their respective properties or businesses which will, individually or in the aggregate, have a material adverse effect on the Business Condition of Parent and its Subsidiaries, taken as a whole.

     (g) No Defaults. Neither Parent nor any Subsidiary of Parent is, or has received written notice that it would be with the passage of time, in default or violation of any term, condition or provision of (i) the Articles of Incorporation or Bylaws of Parent or any Subsidiary of Parent; (ii) any judgment, decree or order applicable to Parent or any Subsidiary of Parent; or (iii) any material mortgage, note, indenture, contract, agreement, lease or other instrument or commitment to which Parent or any Subsidiary of Parent is now a party or by which Parent or any Subsidiary of Parent or any of their respective properties or assets may be bound, except for any defaults or violations which would not have a material adverse effect on the Business Condition of Parent and its Subsidiaries taken as a whole.

     (h) Disclosure. The representations and warranties made by Parent in this Agreement when taken together with the Parent Financial Statements do not contain any untrue statement of a material fact, or omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished. To the knowledge of Parent, there is no event, fact or condition that materially and adversely affects the Business Condition that has not been set forth in this Agreement.

     (i) Litigation. There is no action, suit or proceeding pending, or to the knowledge of Parent, threatened, which would individually or in the aggregate, have a material adverse effect on the Business Condition of Parent. There is no investigation pending or, to the knowledge of Parent, threatened against Parent or any of its officers, or directors, before any federal, state, municipal or other governmental department, commission, board, bureau, agency, instrumentality or other Governmental entity.

     (j) Absence of Undisclosed Liabilities. Parent has no material liabilities or obligations (whether absolute, accrued or contingent), whether or not required under generally accepted accounting principles to be accrued, shown, disclosed or dedicated in the balance sheet of Parent except (i) liabilities or obligations of a nature not required to be disclosed on a balance sheet or in the footnotes thereto; (ii) liabilities obligations or contingencies that are accrued or reserved against in the ordinary course of business in amounts usual and normal for Parent. Except as reflected in the Parent Financial statements, there are no claims against or liabilities or obligations of Parent which, individually or in the aggregate (i) could reasonably be expected to result in a material reduction in the stockholder's equity of Parent or (ii) could reasonably be expected to result in or cause any material adverse change in the Business Condition of Parent.
     5.3 Representations and Warranties of Target. Target and Shareholders severally represent and warrant to each of Parent and Sub, as of the date hereof and at the Effective Time,

     (a) Organization, Standing and Power. Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Virginia, has all requisite corporate power and corporate authority to own, lease, and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which a failure to so qualify would have a material adverse effect on the Business Condition (as defined below) of Target. Target does not have any Subsidiaries and does not own any equity interest, directly or indirectly, in any corporation, partnership, joint venture or other entity. As used in this Agreement, a "subsidiary" of any corporation or other entity means a corporation or other entity the voting securities of which are sufficient to elect at least a majority of the Board of Directors or other managers of such corporation or other entity and which are owned or otherwise controlled directly or indirectly by such parent corporation or other entity. As used in this Agreement, "Business Condition" shall mean the business, financial condition, results of operations, assets or business prospects (without giving effect to the consequences of the transactions-contemplated by this Agreement) of Target or Parent, as the context requires, whether reflected in financial statements or otherwise. Target has delivered to Parent complete and correct copies of the Articles of Incorporation and Bylaws of Target, in each case as amended to the date hereof, together with copies of minutes of the proceedings and actions by written consent of the Board of Directors and stockholders of Target since its incorporation.

     (b) Capital Structure. As of the date hereof, the authorized capital stock of Target consists of 1,000,000 shares of Target Common Stock. At the close of business on March 31, 1996: (i) 484,226 shares of Common Stock were outstanding, (Note: At closing there will be additional shares of Target Common Stock issued and reflected in the books of Target representing the converted promissory notes in the amount of $450,000) and (ii) no shares of Target Common Stock were held by Target in its treasury. All outstanding shares of Target capital stock are, and at the Closing will be, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Target's Articles of Incorporation or Bylaws or any agreement to which Target is a party or by which Target may be bound. There are no options, warrants, calls, conversion rights, commitments or agreements of any character to which Target is a party or by which any of them may be bound obligating Target to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Target or obligating Target to grant, extend or enter into any such option, warrant, call, conversion right, commitment or agreement.

     (c) Authority. Target has all requisite corporate power and corporate authority to enter into this Agreement and, subject to approval of this Agreement by the stockholders of Target, to consummate the transactions contemplated hereby. Subject to such approval by the stockholders of Target, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Target. This Agreement has been duly executed and delivered by Target and constitutes valid and binding obligations of Target enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors' rights, subject to general equity principles and to limitations on availability of equitable relief, including specific performance, and subject to public policy limitations on the enforceability of indemnity provisions. Subject to satisfaction of the conditions set forth in Article VII, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under (i) any provision of the Articles of Incorporation or Bylaws of Target or
     (ii) any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, or to their knowledge, any statute, law, ordinance, rule or any such conflicts, violations, defaults, terminations, cancellations or accelerations which individually or in the aggregate would not have a material adverse effect on the Business Condition of Target. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (a "Governmental Entity") is required by or with respect to Target in connection with the execution or delivery of this Agreement by Target or the consummation by Target of the transactions contemplated hereby or thereby, except for (i) the filing of the Certificate of Merger with the State Corporation Commission of the State of Virginia and appropriate documents with the relevant authorities of other states in which Target is qualified to do business and (ii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a material adverse effect on the Business Condition of Target.

     (d) Target Financial Statements. Target's audited balance sheet at December 31, 1995 and the related audited income statement and shareholder's equity for the year ended December 31, 1995 (the "Target December 31, 1995 Financial Statements") have been prepared in accordance with generally accepted accounting principles consistently applied with those of the prior year and fairly present the financial position of Target as of December 31, 1995 and the results of its operations for the year then ended. The Target December 31, 1995 Financial Statements fully accrue all actual and contingent liabilities for current and deferred Taxes.

     (e) Inventories and Accounts Receivable. The inventories of Target, whether finished goods, work in progress or raw materials, shown on Target's balance sheet dated December 31, 1995 or thereafter, are all items of a quality usable or salable in the ordinary and usual course of Target's business, except for inventory items that have been written down to an amount not in excess of realizable market value or for which adequate reserves or allowances have been provided. The values at which inventories are carried reflect an inventory valuation policy of Target which is consistent with Target's past practice and which is in accordance with generally accepted accounting principles applied on a consistent basis.

          The accounts receivable of Target shown on Target's balance sheet dated December 31, 1995 or thereafter arose from valid and enforceable transactions. To Target's knowledge, the reserve for doubtful accounts and product returns is adequate, and the values at which accounts receivable are carried reflect the policies of Target consistent with Target's past practice and are in accordance with generally accepted accounting principles applied on a consistent basis.

     (f) No Violations. The business of Target is not being conducted in violation of any applicable law, rule or regulation, judgment, decree or order of any Governmental Entity except for any violations which, individually or in the aggregate, have not had and will not have a material adverse effect on the Business Condition of Target. There are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against Target or any of its properties or businesses which will, individually or in the aggregate, have a material adverse effect on the Business Condition of Target.

     (g) No Defaults. Target is not aware of and has not received written notice that it would be with the passage of time, in default or violation of any term, condition, or provision of (i) the Articles of Incorporation or Bylaws of Target; (ii) any judgment, decree or order applicable to Target; or (iii) any material mortgage, note, indenture, contract, agreement, lease or other instrument or commitment to which Target is now a party or by which Target or any of its properties or assets may be bound, except for any defaults or violations which would not have a material adverse effect on the Business Condition of Target.

      (h) Litigation. There is no action, suit or proceeding pending, or to the knowledge of Target, threatened, which would, individually or in the aggregate, have a material adverse effect on the Business Condition of Target. There is no investigation pending or, to the knowledge of Target, threatened against Target or any of its officers, or directors, before any federal, state, municipal or other governmental department, commission, board, bureau, agency, instrumentality or other Governmental entity.

     (i) Absence of Certain Changes. Since December 31, 1995, Target has conducted its business in the ordinary course and has not incurred: (i) any material adverse change in the Business Condition of Target; (ii) any amendments or changes in the Articles of Incorporation or Bylaws of Target; (iii) any damage, destruction or loss, whether covered by insurance or not, materially adversely affecting the properties or business of Target; (iv) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of Target; (v) any material increase or change in the compensation or benefits for any employee, except in the ordinary course of business consistent with past practice; (vi) any acquisition or sale of a material amount of property of Target, except sales of inventory in the ordinary course of business; (vii) any issuance by Target of, or any commitment of Target to issue, any shares of capital stock or securities convertible into or exchangeable or exercisable for any shares of capital stock of Target, other than the issuance and sale of Target Common Stock at levels consistent with past practices; (viii) any labor dispute, other than routine matters, none of which is material to Target, or any union organizing campaign; (ix) any entry into any material commitment or transaction (including any borrowing or capital expenditure) other than in the ordinary course of business consistent with past practice; (x) any agreement by Target to do any of the foregoing; or (xi) any other event or condition of any character (whether or not in the ordinary course of business) individually or in the aggregate having a material adverse effect on the Business Condition of Target.

     (j) Absence of Undisclosed Liabilities. Target has no material liabilities or obligations (whether absolute, accrued or contingent), whether or not required under generally accepted accounting principles to be accrued, shown, disclosed or dedicated in the balance sheet of Target, except (i) liabilities or obligations of a nature not required to be disclosed on a balance sheet or in the footnotes thereto; (ii) liabilities obligations or contingencies that are accrued or reserved against in Target's balance sheet dated December 31, 1995, or (iii) liabilities incurred or obligations or contingencies reserved against since December 31, 1995, in the ordinary course of business in amounts usual and normal for Target. Except as reflected in the Target Financial Statements, there are no claims against or liabilities or obligations of Target which, individually or in the aggregate (i) could reasonably be expected to result in a material reduction in the stockholder's equity of Target from that shown in Target's balance sheet dated December 31, 1995, or result in any restatement of Target's unaudited financial statements for prior years; or (ii) could reasonably be expected to result in or cause any material adverse change in the Business Condition of Target.

     (k)  Taxes.

          (i) Target has filed, within the time and in the manner prescribed by law, all returns, declarations, reports, estimates, information returns and statements ("Returns") required to be filed under federal, state, local or any foreign laws by Target, and all such Returns are true, correct and complete in all material respects.

          (ii) Target has within the time and in the manner prescribed by law, paid (and until the Effective Time will, within the time and in the manner prescribed by law, pay) all Taxes (as defined below) that are due and payable.

          (iii) Target has established (and until the Effective Time will establish) on its respective books and records reserves (to be specifically designated as an increase to current
     (liabilities) that are adequate for the payment of all Taxes not yet due and payable.

          (iv) There are no liens for Taxes upon the assets of Target except liens for Taxes not yet due.

          (v) Target has not filed (and will not file prior to the Effective Time) any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of the subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Target.

          (vi) Except as set forth in the Target Disclosure Schedule (which shall set forth the type of return, date filed, and date of expiration of the statute of limitations), (i) the statute of limitations for the assessment of federal income taxes has expired for all federal income tax returns of Target and each of its subsidiaries or such returns have been examined by the Internal Revenue Service for all filing periods; (ii) the statute of limitations for the assessment of state, local and foreign income taxes has expired for all applicable Returns of Target and each of its subsidiaries or such Returns have been examined by the appropriate tax authorities for all periods; and (iii) no deficiency for any Taxes has been proposed, asserted or assessed against Target which have not been resolved and paid in full.

          (vii) There are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Returns that have been given by Target.

          (viii) Except as set forth in the Target Disclosure Schedule (which shall set forth the nature of the proceeding, the type of return, the deficiencies proposed or assessed and the amount thereof, and the taxable year in question), no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Returns.

          (ix) Target is not a party to any tax-sharing or allocation agreement nor does Target owe any amount under any tax-sharing or allocation agreement.

          (x) The Target has complied (and until the Effective Time will comply) in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 or 1442 of the Code or similar provisions under any foreign laws) and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws.

          (xi) The Target has never been (or has any liability for unpaid Taxes because it once was) a member of an "affiliated group" within the meaning of Section 1502 of the Code during any part of any consolidated return year within any part of which year any corporation other than Target was also a member of such affiliated group.

          (xii) For purposes of this Agreement. "Taxes" shall mean all taxes, charges, fees, levies or other assessments of whatever kind or nature, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupancy or property taxes, customs duties, fees, assessments or charges of any kind whatsoever (together with any interest and any penalties, additions to tax or additional amounts) imposed by any taxing authority (domestic or foreign) upon or payable by Target.

     (l) Employee Benefit Plans. All material employee benefit plans, policies, programs or arrangements covering active, former or retired employees (collectively, the "Plans") of Target, to the extent applicable, (i) the Plans of Target comply, an all material respects, with the requirements of the Employee Retirement Income Security Act of 1974, as amended (ERISA) and the Code, and any such Plan intended to be qualified under
     Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified; (ii) no such plan is covered by Title IV of ERISA or Section 412 of the Code; (iii) neither such plan nor Target has incurred any liability or penalty under
     Section 4975 of the Code or Section 502(i) of ERISA; (iv) each such Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including, but not limited to ERISA and the Code, which are applicable to such Plans; (v) to the knowledge of Target there are no pending or anticipated material claims against or otherwise involving any such plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of such Plan activities) has been brought against or with respect to any such Plan; and (vi) all material contributions, reserves or premium payments required to be made as of the date hereof to such Plans have been made or provided for.

     (m) Major Contracts. Except as previously disclosed to Parent by Target, Target is not a party to any written or oral, formal or informal:

          (i) union contract, employment contract or arrangement providing for future compensation with any officer, consultant, director or employee which is not terminable by it on 30 days' notice or less without penalty or obligation to make payments related to such termination.

          (ii) plan, contract or arrangement providing for bonuses, pensions, deferred compensation, retirement payments, profit sharing or the like;

          (iii) agreement in which Target has granted or received manufacturing rights, most favored customer pricing provisions or exclusive marketing rights related to any product, group of products or territory;

          (iv) agreement, license, franchise, permit, indenture or authorization, in each case, which is material to the Business Condition of Target, which has not been terminated, or performed in its entirety and not renewed which may be, by its terms, terminated, materially impaired or materially adversely affected by reason to the execution of this Agreement, the closing of the Merger, or the transactions contemplated hereby or thereby;

          (v) except with respect to trade indebtedness incurred in the ordinary course of business, and promissory notes held by Converting Shareholders, instruments evidencing or related in any way to indebtedness incurred in the acquisition of products, or companies or other entities, or indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee or otherwise which individually is in the amount of $50,000 or more; or

          (vi) contract containing covenants purporting to limit the freedom of Target or, to Target's knowledge, any key employee of Target to compete in any line of business in any geographic area, other than agreements related to confidentiality and assignment of inventions between Target and its employees in the form heretofore furnished to Parent.

          All agreements, contracts, plans, leases, instruments, arrangements, licenses and commitments heretofore furnished to Parent are valid and in full force and effect and Target has not, nor to the knowledge of Target has any other party thereto, breached any provision of, or is in default under the terms of, any such contract, agreement, instrument, arrangement, commitment, plan, lease or license, except for such breaches or defaults as would not have a material adverse effect on the Business Condition of Target.

     (n) Interests of Certain Persons. To the best knowledge of Target, none of Target's officers, directors, or key employees or consultants has any direct or indirect interest material to Target in any property, real or personal, tangible or intangible, including inventions, patents, copyrights, trademarks or trade names, used in or pertaining to Target's business, except for such agreements that are not material to the Business Condition of Target and except for rights of a shareholder and except for rights under existing employee benefit plans. To the best knowledge of Target, no officer of Target has any financial interest in any corporation, partnership, joint venture or other entity that is a party to any agreement with Target, except rights of a shareholder and rights under existing employee benefit plans. For this purpose, an ownership interest of less than 5% of the voting stock of a publicly held company shall be deemed to be not material.

     (o)  Intellectual Property.

          (i) Target owns, has the right to use, sell, license and dispose of, has the right to bring actions for the infringement of, and, where necessary has made timely and proper application for all patents and registered trademarks and the Target Intellectual Property Rights as are reasonable and prudent under the circumstances for the conduct of its businesses;

          (ii) To the best of Target's knowledge, neither the manufacture, marketing, license, sale or use of any product currently licensed or sold by Target violates in any material respect any license or agreement with any third-party or infringes any valid intellectual property right of any other party; there is no pending or, to the knowledge of Target, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Target Intellectual Property Right nor to the knowledge of Target is there any basis for any such claim, nor has Target received any written notice asserting that any Target Intellectual Property Right or the proposed use, sale, license, or disposition thereof conflicts with the rights of any other party.

          As used in the Agreement, the term "Intellectual Property Rights" shall mean all intellectual property rights necessary or required for the conduct of the business of Target or Parent, as appropriate, and as presently conducted and as proposed to be conducted, including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, franchises, licenses, inventories, know how, trade secrets, proprietary processes and formulae, all source and object code, algorithms, architecture, structure, display screens, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including without limitation, manuals, memoranda and records.

     (p) Customers. To Target's knowledge, none of the five largest customers of Target during the year ended December 31, 1995 (determined on the basis of both revenues and bookings during such periods) has materially reduced or terminated, or intends to materially reduce or terminate, the amount of its business with Target.

     (q) Employees. No officer or key employee of Target has given notice to Target of his or her intention to terminate his or her employment with Target. To Target's knowledge, no employee of Target is subject to any secrecy or noncompetition agreement or any agreement or restriction of any kind that would impede in any material way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of Target now or upon consummation of the transactions contemplated hereby.


     (r) Insurance. Target has insurance policies in the type and amounts customarily carried by persons conducting businesses similar to those of Target.

     (s) Environmental Matters. At all times prior to the date hereof, Target has complied with, and Target's facilities are in all material respects in compliance with, all applicable environmental laws, orders, regulations, rules and ordinances adopted, imposed or promulgated by any Governmental Entity relating to the properties owned, leased or used by Target (the "Target Properties"), the violation of which could have a material adverse effect on the Business Condition of Target. The environmental licenses, permits, clearances, consents and authorizations material to the operations of Target are in full force and effect. Target has not released or caused to be released on or about any of the Target Properties any pollutants, contaminations, "hazardous substances" (as that term is defined in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act, as amended) or regulated substances" (as that term is defined in Section 9001 or the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq, as amended) required to be remedied by any governmental agency with jurisdiction over the Target Properties under the authority of laws, regulations and ordinances as in effect and currently interpreted, which would have a material adverse effect on the Business Condition of Target. No action, proceeding, liability or claim exists, or to Target's knowledge is threatened, against Target or any landfills, disposal sites, agents and recycles used by Target. To the knowledge of Target, there is no fact or circumstance which could involve Target in any environmental litigation or impose any environmental liability upon Target which would have a materially adverse effect on the Business Condition of Target.

     (t) Disclosure. The representations and warranties made by Target in this Agreement when taken together with the Target December 31, 1995 Financial Statements do not contain any untrue statements of material fact, or omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished. To the knowledge of Target, there is no event, fact or condition that materially and adversely affects the Business Condition that has not been set forth in this Agreement.

                                 ARTICLE VI
                                 COVENANTS

     6.1 Conduct of Business of Target Pending the Merger. Target agrees that from the date hereof and prior to the effective Time or earlier termination of this Agreement:

     (a) Target will provide access to its books and facilities for complete and thorough inspection by the Parent.

     (b) Target will not issue any of its securities or incur any debt other than in the ordinary course of business, or otherwise take any action other than in the ordinary course of business which would encumber its assets or materially affect Target's Business Condition.

     (c) Target will continue to conduct its business consistent with past practice.

     (d) Unless the Parent shall otherwise agree in writing, Target shall not initiate, solicit, negotiate, encourage, or provide confidential information to facilitate, and Target shall cause any officer, director or employee of, or any attorney, accountant, investment banker or other agent retained by Target not to initiate, solicit, negotiate, encourage, or provide confidential information to facilitate, any proposal or offer to acquire all or any substantial part of the business and properties of Target, or capital stock of Target, whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof.

     (e) Officers salaries will remain unchanged and Target will not award any bonuses or dividends prior to Closing.

     6.2 Approval of Shareholders. Target shall (a) cause a meeting of its shareholders to be duly called and held in accordance with the laws of the State of Virginia, applicable federal and state securities laws and Target's Articles of Incorporation and By-Laws as soon as reasonably practicable for the purpose of voting on the adoption and approval of this Agreement, and the Merger (the "Proposal"), (b) recommend to its shareholders approval of the Proposal (except to the extent that the board of directors of Target determines, after receiving the written advice of counsel, that such act is not permitted by such board of directors in the discharge of their fiduciary duties to Target), (c) use its best efforts to obtain the necessary approval of its shareholders, (d) take all action required under the VGCL with respect to the holders of Target Dissenting Shares, and (e) in cooperation with Parent mail to shareholders a transmittal letter in form and substance reasonably satisfactory to Parent to be used by such shareholders in forwarding their certificates for surrender and exchange.

     6.3  Securities Law Compliance. (a) Parent shall, within twelve
     (12) months of the date of issuance of Parent Common Stock pursuant to this Agreement prepare and file a Registration Statement under the Securities Act, covering the issuance of Parent Common Stock (i) into which Target Common Stock outstanding at the Effective Time of the Merger was converted and
     (ii) to be issued as Contingent Additional Purchase Price Consideration, exclusive of shares of Target Common Stock with respect to which dissenters' rights have been properly exercised in accordance with the VGCL (the "Registration Statement"). Parent will use its best efforts to cause the Registration Statement to become effective as soon as practicable.
     (b) Parent will take any action required to be taken under applicable state securities laws and Parent will also take action to secure all necessary exemptions or clearances under all state securities laws applicable to (i) the Merger, (ii) the issuance of Parent Common Stock pursuant thereto.

     (c) Parent will promptly deliver to Target copies of any filings made by Parent or Sub pursuant to this Section 6.3.

     6.4 Third Party Consents. Each party to this Agreement shall use its best efforts to obtain, as soon as reasonably practicable, all permits, authorizations, consents, waivers and approvals from third parties or governmental authorities necessary to consummate this Agreement and the transactions contemplated hereby, including, without limitation, any permits, authorizations, consents, waivers and approvals required in connection with the Merger.

     6.5 Release of Personal Guarantees. Parent and Sub shall use their best efforts to cause, within 30 days of the date of Closing, Target's lenders, suppliers or other creditors to release any personal guarantees or other security given by any of the Shareholders as security for Target's obligations to such lender, supplier or creditor. Parent and Sub further covenant and agree to indemnify and save harmless the Shareholders from any liability, debt or obligation any Shareholder may incur as a result of such personal guarantees or other security resulting from defaults by Parent or Sub.

                                ARTICLE VII

                           CONDITIONS TO CLOSING
     7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment of all of the following conditions precedent at or prior to the Effective Time:

     (a) The Merger and other agreements and documents related thereto shall have been approved by Target shareholders in accordance with Virginia law.

     (b) No injunction or order or decree by any Federal, state or foreign court shall have been issued which prevents the consummation of Merger.

     (c) No statute or regulation has been enacted which would prevent consummation of the Merger.

     (d) All governmental consents and approvals required for the Merger have been obtained.

     7.2 Conditions to Obligations Of Target to Effect the Merger. The obligation of Target to effect the Merger is subject to fulfillment of all of the following conditions precedent at or prior to the Effective Time:

     (a) Each of the representations and warranties made by Parent and Sub shall be true and correct as of the date of this Agreement and the Effective Time.

     (b) All obligations of Parent and Sub under this Agreement shall have been performed in all material respects.

     (c) The Continuity of Interest Agreement in substantially the form attached hereto as Exhibit C shall be executed by Parent and Sub.

     (d) Parent shall have delivered to Target and Shareholders the written opinion of Parent's General Legal Counsel in the form attached hereto as Exhibit F. dated as of the Closing Date.
     (e) There shall have been no material adverse change in the business condition of Parent.

     (f) The Employment Agreement shall have been executed by Parent and Sub.

     7.3 Conditions to Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger are subject to the fulfillment of all of the following conditions precedent at or prior to the Effective Time:

     (a) Each of the representations and warranties made by Target and Shareholders shall be true and correct as of the date of this Agreement and the Effective Time.

     (b) All obligations of Target and Shareholders under this Agreement shall have been performed in all material respects.

     (c) The Continuity of Interest Agreement in substantially the form attached hereto as Exhibit B, shall be fully executed and shall be in full force and effect.
     (d) All consents and approvals necessary for the Merger shall have been obtained.

     (e) Target shall have delivered to Parent and Sub the written opinion of counsel to Target, substantially in the form attached hereto as Exhibit G dated as of the Closing Date.

     (f) There shall have been no material adverse change in the business condition of Target.

                                ARTICLE VIII

                              INDEMNIFICATION

      8.1 General Indemnification Covenants. (a) Subject to the provisions of Sections 8.3, Shareholders individually, on a several and not joint basis to the extent of their respective ownership of Target Common Stock at Closing and which shall not exceed the total value of the Merger Consideration received by each Shareholder individually, shall indemnify, save and keep Parent and its affiliates, successors and permitted assigns (including Target and the Surviving Corporation) (the "Parent Indemnitees"), harmless against and from all liability, demands, claims, actions or causes of action, assessments, losses, fines, penalties, costs, damages and expenses, including reasonable attorneys' fees, disbursements and expenses (collectively, "Damages"), sustained or incurred by any of the Parent Indemnitees as a result of, arising out of or by virtue of any misrepresentation, breach of any warranty or representation, or non-fulfillment of any agreement or covenant on the part of Target or Shareholders, whether contained in this Agreement or any exhibit or schedule hereto or any written statement furnished or to be furnished to Parent or Sub pursuant hereto or in any closing document delivered by Target or Shareholders to Parent or Sub in connection herewith.

     (b) Parent shall indemnify, save and keep each of the Shareholders, their successors and permitted assigns (the "Shareholder Indemnitees"), harmless against and from all liability, demands, claims, actions or causes of action, assessments, losses, fines, penalties, costs, damages, and expenses including reasonable attorneys fees, disbursements and expenses (collectively, "Damages"), sustained or incurred by any Shareholder Indemnitee as a result of, arising out of or by virtue of any misrepresentation, breach of any warranty or representation or non-fulfillment of any agreement or covenant on the part of Parent or Sub, whether contained in this Agreement or any exhibit or schedule, thereto or any written statement furnished or to be furnished to Target or Shareholders pursuant hereto or in any closing document delivered by Parent or Sub to Target or Shareholders in connection herewith.

     8.2 Tax Indemnity. (a) Shareholders hereby agree on a several and not joint basis to the extent of their respective ownership of Target Common Stock at Closing and which shall not exceed the total value of the Merger Consideration received by each Shareholder individually, to pay, indemnify, defend and hold Parent and Sub harmless from and against any and all Taxes of Target and its subsidiaries with respect to any period (or any portion thereof) up to and including the Effective Time, except for Taxes of Target and its subsidiaries which are reflected as current liabilities for Taxes that exist as of the Effective Time ("Current Tax Liabilities") on the Closing Balance Sheet, together with all reasonable legal fees, disbursements and expenses incurred by Parent and Sub in connection therewith.

     (b) Parent shall prepare and file any Return of Target which is required to be filed after the Effective Time and which relates to any period (or portion thereof) up to and including the Effective Time, and Parent shall, within forty five (45) days prior to the due date of any such Return, deliver a draft copy to Shareholders. Within thirty (30) days of the receipt of any such Return, Shareholders may reasonably request changes, in which event Parent and Shareholders shall attempt to agree on a mutually acceptable resolution of the issues in dispute. If a resolution is reached, such Return shall be filed in accordance therewith. If a resolution is not reached, then at the expense of Parent and Shareholders (such expense to be shared equally), such Return shall be submitted to the firm of Ernst & Young independent certified public accountants, which shall be directed to resolve the issues in dispute and prepare the Return for filing. As soon as is practicable after notice from Parent to Shareholders at any time prior to the date any payment for Taxes attributable to any such Return is due, provided such Return is prepared for filing in accordance with the foregoing, an amount equal to the excess, if any, of (i) Taxes that are due with respect to any taxable period ending on or before the Effective Time, or taxes that would have been due with respect to a taxable period beginning before and ending after the Effective Time if such period had ended on the Effective Time over (ii) the amount of such Taxes of Target with respect to such taxable period which are reflected as Current Tax Liabilities on the Closing Balance Sheet shall be paid by Shareholders to Parent.

     (c) The indemnity provided for in this Section 8.2 shall be independent of any other indemnity provision hereof and, anything in this Agreement to the contrary notwithstanding, shall survive until the expiration of the applicable statutes of limitation for the Taxes referred to herein, and any Taxes subject to the indemnification for Taxes set forth in this Section 8.2 shall not be subject to the provisions of Sections 8.1 or 8.3 hereof. Notwithstanding anything in this Agreement to the contrary, Shareholders will not be obligated to indemnify Parent and Sub under any provision of this Agreement with respect to Taxes or other liabilities that arise as a direct result of a failure of the Merger to qualify as a reorganization within the meaning of
     Section 368(a) of the Code, provided that Shareholders are not in breach of any of their representations, covenants or agreements contained in the Continuity of Interest Agreement and such breach is a direct cause of such tax liability.

     8.3 Conditions of Indemnification Pursuant to Section 8.1. (a) Promptly following the receipt by either a Parent or Shareholder Indemnitee of notice of a demand, claim, action, assessment or proceeding made or brought by a third-party, including a governmental agency (a "Third Party Claim"), the Indemnitee receiving the notice of the Third Party Claim (i) shall notify indemnitor of its existence, setting forth the facts and circumstances of which such Indemnitee has received notice, and
     (ii) if the Indemnitee giving such notice is a person entitled to indemnification under this Article VIII (an "Indemnified Party"), specifying the basis hereunder upon which the Indemnified Party's claim for indemnification is asserted.

     (b) The Indemnified Party shall, upon reasonable notice by indemnitor, tender the defense of a Third-Party Claim to indemnitor. If indemnitor accepts responsibility for the defense of a Third-Party Claim, then indemnitor shall have the exclusive right to contest, defend and litigate the Third-Party Claim and shall have the exclusive right, in their discretion exercised in good faith and upon the advice of counsel, to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as they deem fair and reasonable, provided that at least ten (10) days prior to any such settlement, they shall give written notice of their intention to settle to the Indemnified Party. The Indemnified Party shall have the right to be represented by counsel at its own expense in any defense conducted by indemnitor.

     (c) Notwithstanding the foregoing, in connection with any settlement negotiated by indemnitor, no Indemnified Party shall be required to (x) enter into any settlement (A) that does not include the delivery by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such claim or litigation, (B) if the Indemnified Party shall, in writing to indemnitor within the ten ( 10) day period prior to such proposed settlement, disapprove of such settlement proposal and desire to have indemnitor tender the defense of such matter back to the Indemnified Party, or (C) that requires an Indemnified Party to take any affirmative actions as a condition of such settlement, or (y) consent to the entry of any judgment that does not include a full dismissal of the litigation or proceeding against the Indemnified Party with prejudice; provided, however, that should the Indemnified Party disapprove of a settlement proposal pursuant to Clause (B) above, the Indemnified Party shall thereafter have all of the responsibility for defending, contesting and settling such Third-Party Claim but shall not be entitled to indemnification by indemnitor to the extent that, upon final resolution of such Third-Party Claim, indemnitor's liability to the Indemnified Party but for this proviso exceeds what indemnitor's liability to the Indemnified Party would have been if indemnitor were permitted to settle such Third-Party Claim in the absence of the Indemnified Party exercising its right under clause (B) above.

     (d)  If, in accordance with the foregoing provisions of this
     Section 8.3, an Indemnified Party shall be entitled to indemnification against a Third-Party Claim, and if indemnitor shall fail to accept the defense of a Third-Party Claim which has been tendered in accordance with this Section 8.3, the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith and upon the advice of counsel, to contest, defend and litigate such Third-Party Claim, and may settle such Third-Party Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, written notice of its intention to settle is given to indemnitor. If, pursuant to this Section 8.3, the Indemnified Party so defends or settles a Third-Party Claim for which it is entitled to indemnification hereunder, as hereinabove provided, the Indemnified Party shall be reimbursed by indemnitor for the reasonable attorneys' fees and other expenses of defending the Third-Party Claim which are incurred from time to time, forthwith following the presentation to indemnitor of itemized bills for said attorneys' fees and other expenses. No failure by indemnitor to acknowledge in writing their indemnification obligations under this Article VIII shall relieve them of such obligations to the extent they exist.

     8.4 Certain Tax and Other Matters. (a) If, in connection with the audit of any Return, a proposed adjustment is asserted in writing with respect to any Taxes of Target for which Shareholders are required to indemnify Parent or Sub pursuant to
     Section 8.2(a) hereof, Parent shall notify Shareholders of such proposed adjustment within twenty (20) days after the receipt thereof. Upon notice to Parent within twenty (20) days after receipt of the notice of such proposed adjustment from Parent, Shareholders may assume (at Shareholders' own cost and expense) control of and contest such proposed adjustment.

     (b) Alternatively, if Shareholders request within twenty (20) days after receipt of notice of such proposed adjustment from Parent, Parent or Sub, as the case may be, shall contest such proposed adjustment. Shareholders shall be obligated to pay all reasonable out-of-pocket costs and expenses (including legal fees and expenses) which Parent or Sub may incur in so contesting such proposed adjustment as such costs and expenses are incurred, and Parent shall have the full right to contest such proposed adjustment and shall be entitled to settle or agree to pay in full such proposed adjustment (in its sole discretion) and thereafter pursue its rights under this Agreement.

     8.5 Payment of Indemnify Claim. (a) Upon Final Determination that Parent is entitled to an indemnity payment from Shareholders other than pursuant to Section 8.4 hereof, said payment shall be made exclusively by means of an offset against the Contingent Additional Purchase Price Consideration. Upon Final Determination that Shareholders are entitled to an indemnity payment from Parent, said payment shall be made in cash. With regard to any indemnity claim, including claims made pursuant to Section 8.4, a threshold level of $31,000 in indemnification claims shall have accumulated against an Indemnitee before any request for indemnification is made and payment for indemnification shall commence only for such amounts in excess of the threshold level.
     (b) For purposes of this Article VIII, a "Final Determination" shall mean (i) a final arbitration award (ii) the entry of a decision of a court of competent jurisdiction at such time as an appeal may no longer be taken from such decision or (iii) the execution of a closing agreement or its equivalent between the particular taxpayer and the Internal Revenue Service, as provided in Section 7121 and Section 7122, respectively, of the Code, or a corresponding agreement between the particular taxpayer and the particular state or local taxing authority. The obligation of Shareholders to make any indemnity payment shall be premised on the receipt by Shareholders from Parent or Sub of a written notice setting forth the relevant portion of any Final Determination, and a statement certified by the chief financial officer of Parent and describing in reasonable detail the calculation thereof.

     8.6 Certain Information. Parent, Shareholders and Target agree to furnish or cause to be furnished to each other (at reasonable times and at no charge) upon request as promptly as practicable such information (including access to books and records) pertinent to Target and assistance relating to Target as is reasonably necessary for the preparation, review and audit of financial statements, the preparation, review, audit and filing of any Tax Return, the preparation for any audit or the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment or which may result in Shareholders being liable under the indemnification provisions of this Article VIII, provided, that access shall be limited to items pertaining solely to Target. Shareholders shall grant to Parent access to all Tax Returns filed with respect to Target.

     8.7 Release by Shareholders. Shareholders hereby release and discharge Parent and Sub and each of its officers and directors from, and agree and covenant that in no event will Shareholders commence any litigation or other legal or administrative proceeding against, Parent, Sub or any of their officers or directors, whether in law or equity, relating to any and all claims and demands, known and unknown, suspected and unsuspected, disclosed and undisclosed, for damages, actual or consequential, past, present and future, arising out of or in any way connected with their ownership or alleged ownership of Target Common Stock prior to the Effective Time, other than claims or demands arising out of the transactions contemplated by this Agreement.

                                 ARTICLE IX
                      TERMINATION AMENDMENT AND WAIVER

     9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time whether before or after approval by the stockholders of the Sub and Target:

     (a)  by mutual consent of each of the Parent and Target;

     (b) by either the Parent or Target, so long as such party has not breached any of its obligations hereunder (except for such breaches as are clearly immaterial), if the Merger shall not have been consummated on or before June 1, 1996 (the "Termination Date");

     (c)  unilaterally by the Parent or the Target (i) if the other
     (A) fails to perform any covenant or agreement in this Agreement in any material respect, and does not cure the failure, in all material respects within 15 business days after the terminating party delivers written notice of the alleged failure or (B) fails to fulfill or complete a condition to the obligations of that party (which condition is not waiver) by reason of a breach by that party of its obligations hereunder, (ii) if any condition to the obligations of that party is not satisfied (other than by reason of a breach by that party of its obligations hereunder), and it reasonably appears that the condition cannot be satisfied prior to the Termination Date.

     (d) unilaterally by the Parent if (i) the Target, through its Board of Directors in the exercise of its fiduciary duties to its stockholders, either fails to recommend to the Target's stockholders the approval of this Agreement and the transactions contemplated hereby or withdraws such recommendations or (ii) the holders of more than 10% of the outstanding Target Common Stock shall have qualified as Dissenting Stockholders.

     9.2 Expense Reimbursement; Liquidated Damages. In the event (i) the Parent terminates this Agreement pursuant to Section 9. l(c)(i) or (d)(i), (ii) prior to the termination of this Agreement any person, corporation, partnership or other entity or "group" (as defined in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder), other than the Parent or any of its Affiliates becomes the "beneficial owner" (as defined in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than ten percent of the then outstanding shares of Target Common Stock, or (iii) the Target's stockholders shall not have approved the Merger by June 1, 1996, or holders of less than the requisite number of shares of Target Common Stock vote in favor of the approval of the Merger, then the Target shall promptly pay the Parent a termination fee in the amount of $50,000.00 to cover costs and expenses of Parent.

     9.3 Effect of Termination. In the event of termination of this Agreement by either Parent or Target, as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of either Target, Parent, Sub or their respective officers or directors for termination (except as set forth in Section 9.2). Nothing in this Section 9.3 shall relieve any party from liability for any breach of this Agreement.

                                 ARTICLE X
                               MISCELLANEOUS

     10.1 Survival of Representations and Warranties. All representations, warranties, covenants and agreements made by any party in this Agreement or pursuant hereto shall survive the Merger for a period of twelve months following Closing, except for the representations. warranties, covenants and agreements contained in Sections 5.3(k), and 8.2 of this Agreement which shall survive the Merger until the expiration of the applicable statutes of limitations with respect to such matters. All claims made by Parent by virtue of any such representations, warranties, covenants and agreements shall be made under, and subject to the limitations set forth in, Article VIII hereof.

     10.2 Notices. All notices required or permitted to be given hereunder shall be in writing and shall be deemed given when delivered in person or sent by confirmed facsimile, or when received if given by Federal Express or other nationally recognized overnight courier service, or five (5) business days after being deposited in the United States mail, postage prepaid, registered or certified mail, addressed to the applicable party as follows:

          PARENT                   TARGET
          Halifax Corporation      CMS Automation, Inc.
          5250 Cherokee Avenue     2215 Tomlynn Street
          Alexandria, VA 22312     Richmond, VA 23230

     SUB
     CMSA ACQUISITION CORPORATION
     5250 Cherokee Avenue


     Alexandria, Virginia 22312

     10.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. The parties and their respective affiliates make no representations or warranties to each other except as contained in this Agreement, and any and all prior representations and statements made by any party or its representatives, whether verbally or in writing, are deemed to have been merged into this Agreement, it being intended that no such representations or statements shall survive the execution and delivery of this Agreement.

     10.4 Non-Waiver. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege conferred in this Agreement; or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

     10.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.
     10.6 Severability. The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

     10.7 Governing Law. This Agreement shall be construed in accordance with the laws of the State of Virginia applicable to contracts made to be performed entirely therein.

     10.8 Arbitration. Any controversy or claim arising out this Agreement shall be settled by binding arbitration in accordance with the rules of the American Arbitration Association.

     10.9 Binding Effect Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, including, without limitation, third party beneficiary rights.

     10.10 Assignability. This Agreement shall not be assigned by any party without the prior written consent of the other parties except that Parent may assign this Agreement to a wholly-owned subsidiary of Parent, but such assignment shall not relieve Parent of any of its liabilities hereunder.

     10.11 Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

     10.12 Expenses. Each party shall pay their own costs and expenses associated with the acquisition, including brokers fees and commissions, provided, however, in the event payment of said costs and expenses at Closing results in a decrease in the Net Book Value of Target below $527,520 plus $450,000 to the extent that this prior debt has been added to Net Book Value, Parent will pay 50% of said resulting decrease up to a maximum of $40,000.

     10.13 Brokers or Finders. Each of the Parent, Sub and Target represents, as to itself and with respect to its Subsidiaries, that any agent, broker, investment banker or other firm or person entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement by reason of agreements entered into by any respective party shall be the sole responsibility of said party. Parent and Sub agree to indemnify and hold harmless Target and Target agrees to indemnify and hold harmless Parent and Sub, from any liability for any commission or compensation in the nature of brokerage or finder's fees (and the costs and expenses of defending against such liability or asserted liability) for which such parties or any of their officers, directors, employees, or representatives, is direct or indirect responsible.

     IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Reorganization on the date first above written.

     PARENT                             SHAREHOLDERS

     HALIFAX CORPORATION

     By: /s/ Howard C. Mills             /s/ Thomas L. Mountcastle
        Howard C. Mills                 Thomas L. Mountcastle
        President/CEO

                                         /s/ Richard Barkhauser
                                        Richard Barkhauser
     SUB:

                                         /s/ Lester A. Hudson
     CMSA ACQUISITION CORPORATION       Lester A. Hudson

     By: /s/ Howard C. Mills             /s/ George Nolde III
        Howard C. Mills                 George Nolde III
        President/CEO

                                         /s/ Irvin E. Cox
                                        Irvin E. Cox
     TARGET

     CMS AUTOMATION, INC.                /s/ Mark A. Roberts
                                        Mark A. Roberts

     By: /s/ Thomas L. Mountcastle
        Thomas L. Mountcastle            /s/ Stephen M. Estep
        President/CEO                   Stephen M. Estep

                                         /s/ Calvin W. Fowler
                                        Calvin W. Fowler

                                         /s/ Barbara C. Fowler
                                        Barbara C. Fowler

                                         /s/ Mary K. Adams
                                        Mary K. Adams